Exhibit 10

Safeco Mutual Funds

Code of Conduct

(November 6, 2003)

For

Principal Executive Officers

and Senior Financial and Investment Officers

Important Note: The Investment Company Act of 1940 is designed, in part, to address inherent conflicts of interest that exist in the management of an investment company’s (fund) assets by a third party, the fund’s investment adviser. The following section relating to conflicts of interest has been drafted to reflect that an investment company and its investment adviser are already subject to prohibitions on certain activities, including self-dealing, and substantial limitations regarding conflicts of interest by these statutes and related rules. This document is intended to satisfy the requirements of §406 of the Sarbanes-Oxley Act and does not replace, override or otherwise amend the Code of Ethics required under Rule 17j-1 or the Safeco Corporation Code of Business and Financial Conduct and Ethics, the terms to which all of the individuals in Exhibit A attached hereto are already subject. This document is intended to address only those issues not otherwise covered by existing requirements for those individuals in unique positions of responsibility.

I.	Covered Officers/Purpose of the Code of Conduct

Safeco Mutual Funds Code of Conduct for Principal Executive Officers and Senior Financial and Investment Officers (this “Code”) for the registered investment companies (collectively “Funds”) that comprise the Safeco Common Stock Trust, Safeco Managed Bond Trust, Safeco Taxable Bond Trust, Safeco Tax-Exempt Bond Trust, Safeco Money Market Trust, and Safeco Resource Series Trust (collectively “Trusts”), applies to the Principal Executive Officers and Senior Financial and Investment Officers (the “Covered Officers”) each of whom are set out on Exhibit A for the purpose of promoting:

•	honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Funds;

•	compliance with the applicable laws and governmental rules and regulations;

•	prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	accountability for adherence to the Code.

II.	Covered Officers should handle ethically actual and apparent conflicts of interest.

Overview: A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his service to, the Funds. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position the Funds.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Funds and already are subject to conflict of interest provisions in the Investment Company Act of 1940 and the Investment Advisers Act of 1940. For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Funds because of their status as “affiliated persons” of the Funds. The Funds’ and the investment adviser’s compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Funds and the investment adviser of which the Covered Officers may also be directors, officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Funds or for the adviser, or for both), be involved in establishing policies and implementing decisions which will have different effects on the adviser and the Funds. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Funds and the adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Funds and, if addressed in conformity with the provisions of the Investment Company Act of 1940 and the Investment Advisers Act of 1940, will be deemed to have been handled ethically.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act of 1940 and the Investment Advisers Act of 1940. The Board of Trustees recognizes that the Covered Officers may also be directors, officers or employees of one or more other companies, including but not limited to Safeco Corporation and its subsidiaries covered by this or other Codes (“Other Entities”). As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Funds and/or for one or more Other Entities), be involved in establishing policies and implementing decisions that may impact the Other Entities and the Funds differently. The participation of the Covered Officers in such activities is inherent in the relationships among the Funds and the Other Entities and is consistent with the performance by the Covered Officers of their duties as officers of the Funds and, if addressed in conformity with the principle that such other business interests should not, in any material way, improperly disadvantage the Funds or its public shareholders, will be deemed to have been handled ethically.

In reading the following examples of conflicts of interest under the Code, Covered Officers should keep in mind that such a list cannot ever be exhaustive by covering every possible scenario. It follows that the overarching principle is that directly or indirectly the personal interest of a Covered Officer should not be placed before the interest of the Funds.

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Each Covered Officer must:

•	not use his personal influence or personal relationships to influence investment decisions or financial reporting by the Funds whereby the Covered Officer would benefit personally to the detriment of the Funds;

•	not cause the Funds to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Funds;

•	not use material non-public knowledge of portfolio transactions made or contemplated for the Funds to trade personally or cause others to trade personally in contemplation of the market effect of such transactions; and

•	report at least annually all brokerage accounts, employment positions, official positions and directorships including public and privately-held companies as well as non-profit companies, any affiliate of the Funds, the adviser or principal underwriter in which the Covered Officer or an immediate family member holds a directorship, management position or has 5% or greater ownership interest and any outside business interests or partnerships with attorneys, accounting firms or investment bankers that have been affiliated with the Funds, the adviser or the principal underwriter in the last five years.

There are some conflict of interest situations that should always be discussed with and approved by the General Counsel of Safeco Corporation (“General Counsel”) or other senior legal officer if material. Examples of these include:

•	service as a director on the board of any public or private company;

•	the receipt of any non-nominal gifts over $250;

•	the receipt of any entertainment from any company with which the Funds have current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•	any ownership interest in, or any consulting or employment relationship with, any of the Funds’ service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof; and

•	a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Funds for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

III.	Disclosure & Compliance

•	each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Funds;

•	each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Funds to others, whether within or outside the Funds, including to the Funds’ trustees and auditors, and to governmental regulators and self-regulatory organizations;

•	each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Funds and the adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds; and

•	it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.	Reporting and Accountability

Each Covered Officer must:

•	upon adoption of the Code, affirm in writing to the Board of Trustees that he has received, read, and understands the Code;

•	annually thereafter affirm to the Board of Trustees that he has complied with the requirements of the Code;

•	not retaliate against any employee or Covered Officer for reports of potential violations that are made in good faith; and

•	notify the General Counsel promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code.

The General Counsel is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any changes or waivers sought by any individual or the Funds must be reported by Principal Executive Officer to the Board of Trustees and the independent Counsel to the Independent Trustees. Any changes to or waivers of any provision of this Code must be disclosed on the Funds’ next Form N-CSR filing or on the Funds’ website within five business days.

The Funds will follow these procedures in investigating and enforcing this Code:

•	the General Counsel/or other designated senior legal officer will take all appropriate action to investigate any potential violations reported to him;

•	if, after such investigation, the General Counsel believes that no violation has occurred, the General Counsel will report the findings to the Audit Committee (“Committee”) at its next regularly scheduled Committee meeting;

•	any matter that the General Counsel believes is a violation will be immediately reported to the Committee Chairperson;

•	if the Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board of Trustees, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Covered Officer;

•	the Board of Trustees will be responsible for granting waivers, as appropriate; and

•	any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.	Other Policies and Procedures

This Code shall be the sole code of conduct adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Funds’ adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superceded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Funds’ and their investment adviser’s and principal underwriter’s codes of ethics under Rule 17j-1 under the Investment Company Act of 1940 and the adviser’s more detailed policies and procedures set forth in the Safeco Corporation Code of Business and Financial Conduct and Ethics are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.	Amendments

Except as to Exhibit A, this Code may not be amended except in written form which is specifically approved or ratified by a majority vote of the Funds’ Board of Trustees, including a majority of independent Trustees.

VII.	Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the appropriate Board and their counsel.

VIII.	Internal Use

The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Fund, as to any fact, circumstance, or legal conclusion.

Exhibit A

Date: November 6, 2003

Officers Covered by this Code

Name	Position

Roger Harbin	Trustee (Chairman), Sr. Vice President

David Longhurst	Vice President, Treasurer, Controller, Secretary, Principal Financial Officer

Kevin Rowell	President, Principal Executive Officer

Ronald Spaulding	Vice President